Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Perfect Corp. on Form S-8 of our report dated March 17, 2022, with respect to our audits of the financial statements of Provident Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 21, 2020 (inception) through December 31, 2020, which report appears in Amendment No. 6 to the Registration Statement of Perfect Corp. on Form F-4 (No. 333-263841), which is incorporated by reference in this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

October 28, 2022